UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 26, 2006

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Asset Purchase and Sale Agreement

On April 26, 2006, Cano Petroleum, Inc. (“Cano”) entered into an Asset Purchase and Sale Agreement (the “Asset Purchase Agreement”) among Cano, Myriad Resources Corporation (“Myriad”), Westland Energy Company (“Westland”), and PAMTEX (“PAMTEX” and collectively with Myriad and Westland, the “Sellers”), a Texas general partnership composed of PAMTEX GP1 Ltd. and PAMTEX GP2 Ltd regarding the purchase and sale of oil and gas properties in the Texas Panhandle Field (the “Properties”). On April 28, 2006, Pantwist, LLC (“Pantwist”), a wholly owned subsidiary of Cano, acquired the Properties with an effective date of the acquisition of February 1, 2006. The purchase price was $24 million in cash, as adjusted. The Properties cover approximately 9,700 acres, currently produce approximately 400 net barrels of oil equivalent (“BOE”) per day and have approximately 7 million BOE of proved reserves, of which approximately 2.1 million BOE are proved producing reserves. The acquisition included two workover rigs and other equipment valued at approximately $1.25 million.

Amendment to Credit Agreement

In connection with the acquisition of the Properties by Pantwist, on April 28, 2006, Cano and its Subsidiaries (as defined below) entered into Amendment No. 2, Assignment and Agreement (the “Amendment”) with Union Bank of California, N.A. (“Union Bank”) as Administrative Agent/Issuing Lender and Natexis Banques Populaires (“Natexis”). Pursuant to the Amendment, Cano borrowed an additional $25 million under its $100,000,000 Credit Agreement dated November 29, 2005, as amended (the “Credit Agreement”). Cano currently has total borrowings outstanding of approximately $52.75 million under the Credit Agreement. The current blended interest rate on the $27.75 million outstanding from the amount borrowed on November 29, 2005 and on the additional $25 million borrowed to purchase the Properties is anticipated to be approximately 7.27% at May 4, 2006.

The terms of the Amendment (i) require that Cano repay $5 million of the borrowing base by December 31, 2006 and (ii) require that if as of the end of any fiscal quarter end occurring on or after June 30, 2006, the ratio of Cano’s consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization exceeds 3.00 to 1.00, then on or prior to the following fiscal quarter end, Cano shall prepay advances or, if the advances have been repaid in full, make deposits as cash collateral to provide cash collateral for letter of credit exposure, in an amount equal to the greater of (i) $20 million and (ii) an amount necessary to cause the ratio of Cano’s consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization to be less than 3.00 to 1.00. In addition, Pantwist will hedge at least 50% of its production attributable to the Properties until at least April 28, 2009 at a floor of $60 per barrel and $7.60 per mcf. There is no ceiling on the hedge. Also, Cano will hedge or cause to be hedged between 50% and 80% of its and its Subsidiaries production.

The following direct or indirect wholly-owned subsidiaries of Cano, Pantwist, Ladder Companies, Inc. (“Ladder”), Square One Energy, Inc. (“Square One”), W.O. Energy of Nevada, Inc. (“W.O.”), WO Energy, Inc. (“WO Texas”), W.O. Operating Company, Ltd. (“Operating”), W.O. Production Company, Ltd. (“Production” and collectively with Pantwist, Ladder, Square One, W.O., WO Texas and Operating, the “Subsidiaries”) all executed the Amendment. Cano, W.O. and WO Texas executed a supplemental pledge agreement adding a pledge by Cano of its membership interests in Pantwist. In addition, Pantwist executed (i) a supplemental guaranty agreement guaranteeing Cano’s obligations under the Credit Agreement, (ii) a supplemental security agreement in favor of UBOC, as Collateral Trustee, granting a security interest in substantially all of its assets and (iii) mortgages in favor of UBOC, as Collateral Trustee, covering the Properties.

Amendment to Subordinated Credit Agreement

In connection with the acquisition of the Properties and entering into the Amendment, on April 28, 2006, Cano and its Subsidiaries entered into the First Amendment to Subordinated Credit Agreement (the “Subordinated Amendment”) with Energy Components SPC EEP Energy Exploration and Production Segregated Portfolio (“Energy Components”), as Administrative Agent, and UnionBanCal Equities, Inc. (“UBEI”). The terms of the Subordinated Amendment require that Cano will cause to be hedged at least 50% of Pantwist’s production attributable to the Properties until at least April 28, 2009 at a floor of $60 per barrel and $7.60 per mcf. There is no ceiling on the hedge. Also, Cano will hedge or cause to be hedged between 50% and 80% of its and its Subsidiaries production.

In addition, Pantwist executed a supplemental guaranty agreement guaranteeing Cano’s obligations under the Subordinated Credit Agreement dated November 29, 2005, by and among Cano and Energy Components.

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

See Item 1.01 “Entry into a Material Definitive Agreement – Asset Purchase and Sale Agreement” above regarding Pantwist’s acquisition of the Properties. Prior to the acquisition of the Properties, there was no material relationship with the Sellers. Within 71 days of May 4, 2006, Cano will file by amendment to this Form 8-K the financial statements required by Item 9.01of Form 8-K.

Item 2.03               Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 “Entry into a Material Definitive Agreement – Amendment to Credit Agreement” and “Entry into a Material Definitive Agreement – Amendment to Subordinated Credit Agreement.”

Item 3.03                                             Material Modification to Rights of Security Holders

See Item 1.01 “Entry into a Material Definitive Agreement – Amendment to Credit Agreement” regarding the negative covenants on Cano’s debt to equity ratio.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: May 2, 2006
	By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Chief Financial Officer